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                                                                       Exhibit 4

                                                                  EXECUTION COPY



                              STOCKHOLDER AGREEMENT

                                     BETWEEN

                         SHELBOURNE PROPERTIES I, INC.,

                         SHELBOURNE PROPERTIES II, INC.,

                         SHELBOURNE PROPERTIES III, INC.

                               HX INVESTORS, L.P.

                                       and

                           EXETER CAPITAL CORPORATION

                                      DATED

                                 APRIL 30, 2002









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                              STOCKHOLDER AGREEMENT

         This Stockholder Agreement (this "Agreement") is made effective as of April 30, 2002, between SHELBOURNE PROPERTIES I, INC., a Delaware corporation, SHELBOURNE PROPERTIES II, INC., a Delaware corporation, SHELBOURNE PROPERTIES III, INC., a Delaware corporation, (each, a "Company" and collectively, the "Companies"), HX INVESTORS, L.P., a Delaware limited partnership (the "Stockholder") and EXETER CAPITAL CORPORATION, a Delaware corporation ("Exeter").

                              W I T N E S S E T H:

         WHEREAS, the Stockholder has requested that each Company grant a waiver (the "Waiver") pursuant to Section (C)(4) of Article IV of its respective Amended and Restated Certificate of Incorporation (each, a "Certificate of Incorporation");

         WHEREAS, Exeter, as the general partner of the Stockholder, has an interest in the granting of the Waiver to the Stockholder by the Company; and

         WHEREAS, each of the Company, the Stockholder and Exeter wish to enter into this Agreement to set forth their agreement as to the matters set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company and the Stockholder hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         SECTION 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

         "Beneficial Ownership" has the meaning given such term in each Company's Certificate of Incorporation. The terms "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

         "Board" means the board of directors of the respective Company.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the respective Company.

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         "Control" (including the terms "Controlled by" and "under common
Control with") means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Law" means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or the Stockholder, as the case may be.

         "Person" means, any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         All other capitalized terms used in this agreement that are not defined herein shall have the definition set forth in the Certificate of Incorporation of each Company.

                                   ARTICLE 2
                         WAIVER OF OWNERSHIP LIMITATION

         SECTION 2.01 Waiver of Beneficial Ownership Limitation. Pursuant to Section (C)(4) of Article IV of the Certificate of Incorporation, each Company and its Board hereby waive the Ownership Limit applicable to the Stockholder so long as the Stockholder's Beneficial Ownership of shares of Common Stock does not exceed 12% of the number of then-outstanding shares of Common Stock; provided, however, if the Stockholder's Beneficial Ownership of shares of Common Stock exceeds 12% of the number of then-outstanding shares of Common Stock, this
Section 2.01, and the waiver granted by the Board and the Company, shall be deemed null and void. For the avoidance of doubt, the amended Ownership Limit applicable to the Stockholder shall apply solely to the Stockholder and shall not apply to any person who Beneficially Owns or will Beneficially Own any of the Common Shares Beneficially Owned by the Stockholder.

                                    ARTICLE 3
                              CORPORATE GOVERNANCE

         SECTION 3.01 Agreement with Respect to Voting of Common Stock. From the date of this Agreement until January 1, 2003, with respect to all matters submitted for the approval of holders of Common Stock either (i) with the approval and recommendation of the

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Board, or (ii) by the Stockholder or its Affiliates, the Stockholder and its
Affiliates may vote up to 8% of the shares of Common Stock Beneficially Owned by them in their absolute discretion; provided, however, that the Stockholder and its Affiliates shall cause all shares of Common Stock Beneficially Owned by them to be represented at such meeting either in person or by proxy and shall vote (including, if applicable, by written consent) all shares of Common Stock Beneficially Owned by them and shall vote all shares of Common Stock Beneficially Owned by them in excess of such 8% threshold in proportion to the votes cast by the holders of Common Stock (including for purposes of calculating such proportion such 8% of the shares of Common Stock Beneficially Owned by the Stockholder and its Affiliates, but excluding any excess over such 8% threshold).

                                    ARTICLE 4
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER

         SECTION 4.01 Representations and Warranties of Stockholder. (a) Pursuant to the Certificate of Incorporation, the Stockholder represents and warrants to each Company that its Beneficial Ownership or Constructive Ownership will now and in the future:

         (i) not result in such Company being "closely held" within the meaning of Section 856(h) of the Code;

         (ii) not cause such Company to Constructively Own 10% or more of the ownership interests of a tenant of the Company or a Subsidiary (other than a Taxable REIT Subsidiary, if the requirements of Section 856(d)(8) are satisfied) within the meaning of Section 856(d)(2)(B) of the Code and to violate the 95% gross income test of Section 856(c)(2) of the Code;

         (iii) not result in the shares of Common Stock being beneficially owned by fewer than 100 persons within the meaning Section 856(a)(5) of the Code;

         (iv) not result in the Company being a "pension held REIT" within the meaning of Section 856(h)(3)(D) of the Code;

         (v) not cause the Company to fail to be a "domestically controlled REIT" within the meaning of Section 856(h)(4)(B) of the Code; and

         (vi) not cause the Company to fail to qualify as a REIT.

         (b) The Stockholder further represents and warrants to each Company that:

         (i) prior to the proposed waiver of the Ownership Limit applicable to the Stockholder, the Stockholder has not Beneficially Owned shares of Common Stock in excess of the Ownership Limit; and

         (ii) no individual (as such term is defined under Section 542(a)(2) of the Code) who Beneficially Owns or will Beneficially Own any of the Common Shares Beneficially

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Owned by the Stockholder Beneficially Owns or will Beneficially Own shares of
Common Stock in excess of the Ownership Limit, which (for the avoidance of doubt) shall mean 8% of the number of outstanding shares of such Common Stock.

         SECTION 4.02 Covenants of Exeter. From the date of this Agreement until January 1, 2003:

         (b) Exeter will not have any equity holders other than the current equity holders of Exeter;

         (a) Exeter will continue to be the general partner of, and otherwise to control, the Stockholder; and

         (c) Exeter will take all actions necessary to prevent any holder, other than current equity holders of the Stockholder, from becoming the Beneficial Owner of more than 15% of the Stockholder's equity.

                                    ARTICLE 5
                                  MISCELLANEOUS

         SECTION 5.01 Termination. This Agreement shall terminate only:

         (a) by virtue of a written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder; or

         (b) upon the expiration of (i) all rights created hereunder and (ii) all statutes of limitations applicable to the enforcement of claims hereunder;

provided that no termination of this Agreement pursuant to paragraph (a) or (b) above shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination.

         SECTION 5.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 5.02):

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         (a)  if to the Companies:

              Shelbourne Properties I, Inc.
              Shelbourne Properties II, Inc.
              Shelbourne Properties III, Inc.
              c/o First Winthrop Corporation
              7 Bulfinch Place, Suite 500
              Boston, MA  02114
              Fax No:    (212) 319-2615
              Attention: Dallas E. Lucas

         with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, NY  10022-6030
              Fax No.:   (212) 848-7179
              Attention: Peter Lyons; Christa D'Alimonte

         (b)  if to the Stockholder:

              HX Investors, L.P.
              100 Jericho Quadrangle, Suite 214
              Jericho, New York  11753
              Fax No.:   (516) 433-2777
              Attention: Michael Ashner

         (c)  if to Exeter:

              Exeter Capital Corporation
              100 Jericho Quadrangle, Suite 214
              Jericho, New York  11753
              Fax No.:   (516) 433-2777
              Attention: Michael Ashner

         SECTION 5.03 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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         (c) This Agreement shall not be assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party).

         SECTION 5.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties, and to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

         SECTION 5.05 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         SECTION 5.06 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         (b) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in any New York state or federal court sitting in the Borough of Manhattan in the City of New York and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

         (c) WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

         SECTION 5.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

         SECTION 5.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 5.08.

         SECTION 5.09 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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         SECTION 5.10 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

         SECTION 5.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 5.12 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Articles", "Sections" and paragraphs shall refer to corresponding provisions of this Agreement.

         SECTION 5.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                            SHELBOURNE PROPERTIES I, INC.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            SHELBOURNE PROPERTIES II, INC.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            SHELBOURNE PROPERTIES III, INC.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            HX INVESTORS, L.P.

                                            By:  Exeter Capital Corporation
                                                 General Partner


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            EXETER CAPITAL CORPORATION


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

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